Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made by and between Clayton Williams Energy, Inc., a Delaware corporation (the “Company”), and Clayton W. Williams, Jr. (“Employee”) effective as of June 1, 2015 (the “Effective Date”).
WHEREAS, the Company and Employee are parties to an Employment Agreement effective as of March 1, 2010 (the “Prior Agreement”), which will expire by its terms on March 1, 2016;
WHEREAS, the Company and Employee have determined that it is in their respective best interests to terminate the Prior Agreement; and
WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue to be employed by the Company and to commit himself to serve the Company on the terms herein provided.
NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the third anniversary of such date (the “Initial Term”); provided, however, that (a) on such third anniversary date (and on the fourth and fifth anniversary dates of the Effective Date thereafter), the term of this Agreement will automatically (without any action by either party) be extended for one additional year (each, a “Renewal Period”), unless, at least 90 days prior to either the third, fourth, or fifth anniversary date of the Effective Date, as applicable, the Company or Employee has given written notice to the other party (a “Non-Renewal Notice”) that the Company or Employee does not wish to extend the term of the Agreement (a “Non-Renewal”), and (b) the Initial Term or any Renewal Period, as applicable, may be terminated prior to the expiration thereof in accordance with Section 4. Either party may elect not to renew this Agreement; provided, that, if no Non-Renewal Notice is given, and if this Agreement is not terminated earlier in accordance with Section 4, the Agreement will expire by its terms on the sixth anniversary of the Effective Date, unless extended by mutual agreement of the parties hereto. The term “Employment Term” means the period from the Effective Date until the expiration of the Initial Term and any applicable Renewal Period pursuant to this Section 1 or in accordance with Section 4 of this Agreement.
2.Position and Duties.
(a)During the Employment Term, Employee shall hold the title of Chairman of the Board and Chief Executive Officer. The Company and Employee agree that the Employee shall have duties and responsibilities consistent with the position set forth above in a company the size and of the nature of the Company, and such other duties and authority that are assigned to Employee from time to time by the Company’s Board of Directors (the “Board”), or such other officer of the Company as shall be designated by the Board. Employee shall report to the Board, or to such other officer of the Company as shall be designated by the Board
(b)Employee shall devote such of his business time and attention to the business and affairs of the Company as is required to perform his duties and responsibilities hereunder. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner, and agrees to comply with all of the policies of the Company, including such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect. During the Employment Term, Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts or interferes with the duties and responsibilities of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written approval of the Company or engage in or be employed by any other business; provided, however, that the foregoing provisions of this Section 2 shall not limit or prohibit Employee from (i) engaging in community, charitable and social activities and personal investment activities, in each case not interfering with the Employee’s performance and obligations hereunder or (ii) directly or indirectly conducting or participating in any business or enterprise or engaging in any other activities that are not expressly limited or prohibited under the terms of the Consolidation Agreement dated as of May 13, 1993 by and among the Company, Employee and certain Affiliates of Employee, as amended from time to time (the “Consolidation Agreement”). For the avoidance of doubt, this Section 2 shall not limit or prohibit Employee from providing services to or for the benefit of the Williams Entities pursuant to the Second Amended and Restated Service Agreement dated as of March 1, 2005 by and among the Company and the Williams Entities (as defined therein), as amended from time to time.
(c)Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, Employee shall make full disclosure to the Company of all significant business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship. Except as set forth in Section 5(d)(ii), for purposes of this Agreement, the term “Affiliate” shall mean an individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified individual or entity. The Company and Employee acknowledge and agree that the Consolidation Agreement expressly permits Employee and certain of his Affiliates to continue to own Excluded Properties (as defined in the Consolidation Agreement and as the term Excluded Properties may be further defined or interpreted by the Board from time to time). Except as expressly provided in Section 12 of the Consolidation Agreement, the Company has renounced, and hereby renounces, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities represented by or related to the Excluded Properties and activities that Employee and his Affiliates are permitted to conduct under the terms of Section 12 of the Consolidation Agreement. This Section 2 shall not limit or prohibit Employee or his Affiliates from continuing to own the Excluded Properties or from conducting or engaging in activities that are permitted under the terms of Section 12 of the Consolidation Agreement, including activities that are within the Company’s traditional lines of business and any other lines of business in which the Company chooses to engage following the date of this Agreement, and Employee and his Affiliates shall have no duty to offer the Company an opportunity to pursue or participate in such activities.
3.Compensation.
(a)Base Salary. During the Employment Term, Employee’s base salary shall be $891,000.00 per annum, which salary may be increased (but not decreased) by the Board (or a designated committee thereof) in its discretion (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Notwithstanding the foregoing, Employee consents to the 20% reduction in Base Salary that became effective as of February 16, 2015 and agrees that such reduction in Base Salary is not and will not be considered a breach of this Agreement or the Prior Agreement and shall not constitute “Good Reason” for purposes of Section 4(d) of this Agreement or the Prior Agreement, even though such reduction continues in effect on and after the Effective Date.

(b)Annual Bonus. Employee shall be eligible to receive one or more bonuses each year during the Employment Term to be determined by the Board (or a designated committee thereof), in its sole discretion based on performance or other criteria to be adopted by the Board (or a designated committee thereof). Any bonus amount earned with respect to a calendar year shall be paid in a cash lump sum no later than March 15 of the following calendar year.
(c)Employee Benefits. Employee will be entitled during the Employment Term to receive such welfare benefits and other fringe benefits (including vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites, such as club membership dues) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The Company shall not, however, by reason of this Section 3(c), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as any such changes are similarly applicable to similarly situated employees of the Company.
(d)Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement to the extent consistent with the Company’s written policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Notwithstanding any provision in this Agreement to the contrary, the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Employment Term. Reimbursement of expenses under this Section 3(d) shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred. Employee is not permitted to receive a payment or other benefit in lieu of reimbursement under this Section 3(d).
(e)Long Term Incentive Compensation. Employee may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of, or payments under, equity or non-equity related awards pursuant to the Company’s long-term incentive plan(s), including the APO Incentive Plan, the APO Reward Plans, the SWR Reward Plan, the APO Working Interest Trusts, the APO Working Interest Grant, or any similar or successor plan(s) (collectively, “Incentive Plans”), subject to the terms and conditions thereof. Any grants previously awarded to Executive pursuant to the Company’s Incentive Plans that are outstanding on the Effective Date hereof shall, except as otherwise provided in this Agreement, continue to be governed by the terms and conditions of the Incentive Plans.
(f)Automobile Allowance. During the Employment Term, Employee will be entitled to receive a car allowance in accordance with the Company’s automobile allowance policy in effect from time to time.
4.Termination of Employment. Unless otherwise agreed to in writing by the Company and Employee, Employee’s employment hereunder may be terminated under the following circumstances:
(a)Death. Employee’s employment hereunder shall terminate upon his death.
(b)Disability. Employee’s employment hereunder shall terminate upon a determination that he has incurred a Disability. For purposes of this Agreement, “Disability” means, at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, that if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Employee has a Disability shall be made in good faith by the person or persons required to make disability determinations under the long-term disability plan. If Employee is not covered under the Company’s long-term disability plan or if the Company does not sponsor a long-term disability plan at such time, then the term “Disability” hereunder shall mean a “permanent and total disability” as defined in section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and, in this case, the existence of any such Disability shall be certified by a physician acceptable to both the Company and Employee. In the event the parties are not able to agree on the choice of a physician, each party shall select a physician who, in turn, shall select a third physician to render such certification.
(c)Termination by the Company. The Company may terminate Employee’s employment with or without Cause. For purposes of this Agreement, the term “Cause” means Employee (i) has been convicted of a misdemeanor that involves intentionally dishonest behavior or that the Company determines in good faith will have a material adverse effect on the reputation of the Company or any felony, (ii) has engaged in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its Affiliates (including misuse of the Company’s or an Affiliate’s funds or other property), (iii) has engaged in gross negligence or willful misconduct in the performance of his duties for the Company, (iv) has willfully refused without proper legal reason to perform his duties for the Company, (v) has breached any material provision of this Agreement or any other agreement between the Company and Employee, or (vi) has breached any material corporate policy maintained and established by the Company that is of general applicability to executives of the Company; provided, however, as to clauses (iv), (v) and (vi) contained in this Section 4(c), if such acts or omissions could be cured by Employee (as reasonably determined by the Board), the Company must give Employee written notice of the acts or omissions constituting Cause within 30 days of the occurrence of such acts or omissions and, in such case, no termination shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice.
(d)Termination by Employee. Employee may, upon giving the Company no less than 30 days advance written notice, terminate Employee’s employment without Good Reason or for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following: (i) any action or inaction that constitutes a material breach by the Company of this Agreement, (ii) a material reduction in Employee’s Base Salary, including any series of salary reductions (whether or not related) that are not agreed to by Employee in writing and that, individually or in the aggregate, result in a material reduction when compared to Employee’s Base Salary in effect on the Effective Date or as adjusted after the Effective Date in accordance with Section 3(a) hereof or with Employee’s prior written consent, (iii) a material diminution in Employee’s authority, duties or responsibilities or the assignment of duties to Employee that are not materially commensurate with Employee’s position with the Company, or (iv) a change in the geographic location at which Employee must normally perform services to a location outside of Midland County, Texas. For the avoidance of doubt, any reduction in Employee’s Base Salary, regardless of amount, could be material if, in light of all other facts and circumstances, a reasonable person in the position of Employee would consider it important. In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.
5.Compensation Upon Termination.
(a)For Cause or Without Good Reason. In the event Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, Employee shall be entitled to receive (i) Employee’s full Base Salary through the Date of Termination at the rate then in effect, (ii) reimbursement of any expenses to the extent such amounts have accrued through the Date of Termination, and (iii) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits (such amounts set forth in (i), (ii) and (iii) shall be collectively referred to herein as the “Accrued Rights”).
(b)Death or Disability. In the event Employee’s employment terminates by reason of his death or Disability, Employee (or his estate) shall be entitled to receive the Accrued Rights and all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested. In addition, Employee shall be entitled to receive the following, provided Employee (or his estate) delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement:
(i)a lump sum payment equal to 18 months’ worth of Employee’s Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), payable as soon as practicable but no later than the earlier of (A) March 15 following the calendar year in which termination occurs or (B) 90 days following the Date of Termination; and
(ii)Employee (in the case of a termination due to Disability), his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of one (1) year following the Date of Termination. Notwithstanding the foregoing, in the event the Company is unable to provide continued participation in the Company’s group health plans or to the extent such continued participation would subject the Company to negative tax consequences or would be provided during a period when, in the absence of the benefits provided in this Section 5(b)(ii), Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, the Company will reimburse Employee for amounts necessary to enable Employee to obtain similar benefits, and any such reimbursement will be made in accordance with the provisions of Treasury Regulation § 1.409A-3(i)(1)(iv). The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(b)(ii).
(c)Without Cause, For Good Reason or Non-Renewal. In the event Employee’s employment is terminated by the Company without Cause, by Employee for Good Reason or due to a Non-Renewal that results from a Non-Renewal Notice given by the Company, Employee shall be entitled to receive payment of the following:
(i)the Accrued Rights;
(ii)all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested;
(iii)provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, a lump sum payment equal to the sum of (A) two (2) times Employee’s annualized Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), (B) two (2) times the average of the bonus amount(s) actually paid to Employee for the three (3) calendar years ending prior to the Date of Termination (not including any amounts paid to Employee pursuant to any of the Company’s Incentive Plans), (C) the car allowance Employee would have received pursuant to Section 3(f) of this Agreement had his employment continued for an additional two (2) years, and (D) the matching contributions that would have been made on behalf of Employee pursuant to the Company’s 401(k) plan if Employee had continued participation in such 401(k) plan for an additional two (2) years, with such lump sum payment paid as soon as practicable but no later than the earlier of (I) March 15 following the calendar year in which termination occurs or (II) 90 days following the Date of Termination; and
(iv)provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, Employee, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of 18 months following the Date of Termination. Notwithstanding the foregoing, in the event the Company is unable to provide continued participation in the Company’s group health plans or to the extent such continued participation would subject the Company to negative tax consequences or would be provided during a period when, in the absence of the benefits provided in this Section 5(c)(iv), Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, the Company will reimburse Employee for amounts necessary to enable Employee to obtain similar benefits, and any such reimbursement will be made in accordance with the provisions of Treasury Regulation § 1.409A-3(i)(1)(iv). The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(c)(iv).
(d)Change in Control.
(i)Notwithstanding any provision contained herein, if Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability), if Employee resigns for Good Reason or in the event of a Non-Renewal that results from a Non-Renewal Notice given by the Company, in each case, within 24 months following a Change in Control (as defined below), Employee shall be entitled to receive:
A.the Accrued Rights;
B.all outstanding equity and non-equity based awards (including any awards or interests under the Incentive Plans) held by Employee immediately prior to the Date of Termination shall become fully vested as of such date; provided, that, notwithstanding the foregoing, any awards or interests held by Employee as of the Date of Termination under any Incentive Plan shall continue to be governed by the terms and conditions of such plans relating to the forfeiture of awards that are fully vested;
C.provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, a lump sum payment equal to the sum of (I) three (3) times Employee’s annualized Base Salary in effect on the Date of Termination (determined without regard to any reduction in Base Salary imposed by the Company in violation of Section 3(a) hereof), (II) three (3) times the average of the bonus amount(s) actually paid to Employee for the three (3) calendar years ending prior to the Date of Termination (not including any amounts paid to Employee pursuant to any of the Company’s Incentive Plans), (III) the car allowance Employee would have received pursuant to Section 3(f) of this Agreement had his employment continued for an additional three (3) years, and (IV) the matching contributions that would have been made on behalf of Employee pursuant to the Company’s 401(k) plan if Employee had continued participation in such 401(k) plan for an additional three (3) years, with such lump sum payment paid as soon as practicable but no later than the earlier of (a) March 15 following the calendar year in which termination occurs or (b) 90 days following the Date of Termination; and
D.provided Employee delivers to the Company, within 45 days following the Date of Termination, a properly executed release in accordance with Section 8 of this Agreement, Employee, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company for a period of 18 months following the Date of Termination. Notwithstanding the foregoing, in the event the Company is unable to provide continued participation in the Company’s group health plans or to the extent such continued participation would subject the Company to negative tax consequences or would be provided during a period when, in the absence of the benefits provided in this Section 5(d)(i)D, Employee or his dependants would not be entitled to continuation coverage under Section 4980B of the Code, the Company will reimburse Employee for amounts necessary to enable Employee to obtain similar benefits, and any such reimbursement will be made in accordance with the provisions of Treasury Regulation § 1.409A-3(i)(1)(iv). The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the period during which continued benefits are being provided pursuant to this Section 5(d)(i)D.
(ii)For purposes of this Agreement, the term “Change in Control” shall mean:
A.(I) Any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Employee or any Affiliate or Related Person thereof (each, a “Permitted Holder”), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, or more than 35% of the total voting power of the outstanding capital stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (II) the Permitted Holders “beneficially own” (as defined above), directly or indirectly, in the aggregate less than 25% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or its parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (or such successor) or its parent entity; or
B.The first day on which a majority of the members of the Board of Directors of the Company are not, as of any date of determination, either (I) a member of the Board of Directors of the Company on the Effective Date, or (II) individuals who were nominated for election or elected to the Company’s Board of Directors with the approval of the majority of the directors described in clause (I) (or approved for nomination or election by the majority of directors described in clause (I) or (II) hereof) who were members of the Company’s Board of Directors at the time of such nomination or election; or

C.The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
D.The adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or
The terms “Affiliate,” “Related Person” and “Restricted Subsidiary” as used in the definition of Change in Control shall have the meanings given to such terms in that certain Indenture, dated March 16, 2011, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, as amended from time to time.
(e)Treatment of Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its Affiliates, would result in a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (A) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its Affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (B) paid in full, whichever of (A) or (B) produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5(e) shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code, if any.
(f)No Other Amounts. Except as otherwise required by law (e.g., pursuant to COBRA) or as specifically provided herein, all of Employee’s rights to Base Salary, severance, fringe benefits and bonuses hereunder (if any) shall cease upon the termination of the Employment Term. Upon termination of the Employment Term, the sole contractual remedy of Employee and his successors, assigns, heirs, representatives and estate shall be to receive the amounts described in Sections 5(a), 5(b), 5(c), and 5(d), as applicable.
(g)Notice of Termination. Any termination of Employee’s employment occurring in accordance with the terms of this Section 5 (other than by reason of Employee’s death or by reason of a Non-Renewal) shall be communicated to the other party by written notice that (i) indicates the specific termination provisions of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination (a “Notice of Termination”), and that is delivered to the other party in accordance with Section 9(f) of this Agreement. The failure of a party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such party hereunder or later preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.
(h)Date of Termination. For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Employee’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Employee and in the event of a Non-Renewal, the Date of Termination shall be the last day of the Initial Term or applicable Renewal Period.
(i)Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each Affiliate of the Company, and an automatic resignation of the Employee from the Board. Employee agrees to promptly execute and deliver to the Company all consents and agreements necessary to effectuate the termination of Employee’s status as an officer and/or Employee’s resignation from the Board.
6.Protection of Information.
(a)Disclosure to and Property of the Company. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the term of his employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company or its Affiliates. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of Employee.
(b)No Unauthorized Use or Disclosure. Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of the Company and its Affiliates, and will not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its Affiliates, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Notwithstanding the foregoing, Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (i) such information becomes generally known to the public or within the relevant trade or industry other than due to Employee’s violation of this Section 6(b), or (ii) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order, or (iii) Employee is making a good faith report of possible violations of applicable law to any governmental agency or entity or is making disclosures that are otherwise compelled by law or provided under the whistleblower provisions of applicable law.

(c)Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6 by Employee, and the Company or its Affiliates shall be entitled to enforce the provisions of this Section 6 by terminating payments then owing to Employee under this Agreement and/or by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and remedies available to the Company pursuant to other agreements with Employee.
(d)No Prohibition. Nothing in this Section 6 shall be construed as prohibiting Employee, following the expiration of the 12 month period immediately following Employee’s termination of employment with the Company, from being employed by any Competing Business (as defined below) or engaging in any Prohibited Activity (as defined below); provided, that during such employment or engagement Employee complies with his obligations under this Section 6.
7.Non-Competition and Non-Solicitation. Employee agrees to comply with the obligations imposed on Employee pursuant to Section 13(b) of the Consolidation Agreement.
8.Release of Claims. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in Sections 5(b), 5(c)(iii), 5(c)(iv), 5(d)(i)C and/or 5(d)(i)D, as applicable, Employee hereby agrees to execute (and not revoke) a general release of claims against the Company and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company). If Employee fails to properly execute and deliver such release (or revokes the release), Employee agrees that Employee shall not be entitled to receive the severance benefits described in Sections 5(b), 5(c)(iii), 5(c)(iv), 5(d)(i)C and/or 5(d)(i)D, as applicable. For purposes of this Agreement, a release shall be considered to have been executed by Employee if it is signed by Employee’s legal representative, in the case of Employee’s Disability, or on behalf of Employee’s estate in the case of Employee’s death.
9.General Provisions.
(a)Amendments and Waiver. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the party to be bound by such modification or amendment. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
(b)Withholding. The Company shall be entitled to withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.
(c)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(d)Entire Agreement. This Agreement and the Consolidation Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof, including the Prior Agreement, are hereby null and void and of no further force and effect.
(e).
(f)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Anything contained herein to the contrary notwithstanding, unless otherwise expressly provided in this Agreement, neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its Affiliates. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.
(g)Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:
If to Employee, at:    6 Desta Drive, Suite 3000
Midland, Texas 79705

If to the Company, at    c/o Mel G. Riggs
6 Desta Drive, Suite 6500
Midland, Texas  79705

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
(h)Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The word “including” means “including, without limitation.”
(i)Governing Law; Venue; Jury-Trial Waiver. The parties (i) agree that the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflicting provision or rule, except where federal law may preempt the application of state law; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Midland County, Texas for any action or proceeding relating to this Agreement or Employee’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (v) IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY AND AGREE NOT TO ASK FOR A JURY IN ANY SUCH PROCEEDING.
(j)Mutual Contribution. No provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted.
(k)Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the compensation payable pursuant to this Agreement shall not be deemed fully earned or vested, even if paid or distributed to Employee, if such compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback,” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s common stock is listed (the “Rules”). In addition, Employee hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act and the Rules or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover, and/or clawback any compensation payable pursuant to this Agreement that is deemed incentive compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Mel G. Riggs
Name:	Mel G. Riggs
Title:	President

EMPLOYEE:

/s/ Clayton W. Williams, Jr.
Clayton W. Williams, Jr.